Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-111476), of Boston Edison Company of our report dated February 18, 2005 relating to the financial statements and the financial statement schedules, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

February 18, 2005